UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	March 28, 2018 (March 25, 2018)
PACIFIC PREMIER BANCORP, INC.
(Exact name of registrant as specified in its charter)
DELAWARE	0-22193	33-0743196
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
17901 Von Karman Avenue, Suite 1200, Irvine, CA		92,614
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code		(949) 864-8000
Not Applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth Company [ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [ ]

ITEM 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.
Executive Officer Promotions

The Board of Directors of Pacific Premier Bank (the “Bank”), which is the wholly-owned bank subsidiary of Pacific Premier Bancorp, Inc. (the “Company”), approved the following executive officer promotions effective March 27, 2017 as part of their focus on continuing to align the Bank’s management structure with the Bank’s increasing size and complexity:

Michael Karr, Sr. EVP/ Chief Risk Officer

Mr. Michael Karr, 49, was promoted to Senior Executive Vice President/ Chief Risk Officer of the Bank. He previously served as Senior Executive Vice President/Chief Credit Officer of the Bank.  In his new role, Mr. Karr will lead the Bank’s enterprise risk management group as the Bank approaches $10 billion in total assets, and will report directly to the Bank’s Chairman and Chief Executive Officer. As the Bank’s Chief Credit Officer, Mr. Karr oversaw the Bank’s credit functions and was responsible for the Bank’s lending and portfolio operations since 2006, during which time the Bank’s total loans grew from approximately $605 million to over $6 billion.

Donn Jakosky, EVP/Chief Credit Officer

Mr. Donn B. Jakosky, 64, was promoted to the position of Executive Vice President/ Chief Credit Officer of the Bank.  Mr. Jakosky has served as the Deputy Chief Credit Officer of the Bank since December 2017, during which time he assisted in the oversight of all of the Bank’s credit and lending functions.  Mr. Jakosky’s leadership experience at publicly and privately held banks, spanning over 35 years, is heavily concentrated on credit and lending management. Prior to joining the Bank, Mr. Jakosky served as the Executive Vice President/Chief Credit Officer at Blue Gate Bank from January 2016 to December 2017. Mr. Jakosky served as Executive Vice President and Chief Credit Officer of Community Bank, where he was responsible for all credit and lending activities from 2009 until September 2015. At Community Bank, he supervised all credit administrators and underwriters in addition to other departments, and participated on the Bank’s key committees. From 2006 to 2009, Mr. Jakosky was Executive Vice President and Chief Credit Officer at 1st Century Bank. Before that, he served at Mellon 1st Business Bank as Senior Vice President/Senior Credit Administrator and Asset Based Lending Manager from 2004 to 2006, and previously served at Bank of America and Sanwa Bank in senior credit officer roles. Mr. Jakosky obtained his Bachelor of Arts degree, cum laude, in Economics from the University of California, Los Angeles, where he subsequently also earned a Master of Business Administration degree.

Neither the Bank nor the Company entered into a new compensation arrangement with either Mr. Karr or Mr. Jakosky in connection with their promotions.

Decrease in Number of Directors

On March 25, 2018, director Michael Pfau notified the Board of Directors that he will not stand for re-election at the Company’s 2018 annual meeting of stockholders (“Annual Meeting”). As a result, the Company’s Board of Directors approved a reduction in the size of the Board of Directors of both the Company and the Bank from ten (10) members to nine (9) members, effective immediately prior to the Annual Meeting.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PACIFIC PREMIER BANCORP, INC.

Dated:	March 28, 2018	By:	/s/ STEVEN R. GARDNER
Steven R. Gardner
Chairman, President & Chief Executive Officer